Exhibit 99.5

FOR RELEASE ON August 24, 2006

Media Contact:	Sandy Chapman
800.715.9435 x107
schapman@freebairn.com

IR Contact:	Investor Relations
800.813.9046
investor@fatsinc.com

FIREARMS TRAINING SYSTEMS, INC. TO BE ACQUIRED BY MEGGITT;

COMMON STOCKHOLDERS TO RECEIVE $1.08 PER SHARE

ATLANTA, GA—August 24, 2006—Firearms Training Systems, Inc. (OTC: FATS) announced today the execution of a definitive merger agreement with Meggitt-USA, Inc., the U.S. subsidiary of Meggitt PLC, on August 23, 2006.

In the merger, the holders of FATS’ Class A Common Stock will receive cash in the amount of $1.08 per share for each outstanding share owned immediately before the effective time of the merger. Holders of FATS’ Series C Preferred Stock will receive cash in the amount equal to the sum of the liquidation preferences of such preferred stock plus accrued and any unpaid dividends on such shares to the extent not previously added to the liquidation preference, for each outstanding share owned immediately before the effective time of the merger. All holders of stock options outstanding at the closing will receive cash payments equal to the sum of the difference between the per-share option exercise prices of their respective options and $1.08 for each share subject to an option.

“A strategic merger with Meggitt significantly advances our continued strategy of expanding our worldwide customer base, leveraging our strategic partnerships, and otherwise growing beyond our historical roots as a small arms training company to lead the industry in virtual training solutions,” said Ronavan Mohling, President and Chief Executive Officer of FATS. “Combining Meggitt’s strong development and commercialization capabilities in the aerospace and defense industries with FATS’ cutting edge technology in the virtual training solutions market, creates an excellent opportunity to leverage the significant strengths of both companies.”

The merger agreement has been approved by the boards of directors of FATS, Meggitt-USA, Inc. and Meggitt PLC. Meggitt PLC has guaranteed the obligations of Meggitt-USA under the merger agreement, and the merger agreement is not conditioned on any financing contingency. The merger is subject to customary closing conditions, including the receipt of various regulatory approvals.

The merger is expected to be completed in the fourth quarter of 2006.

Mark Thierfelder and Paul Scrivano of O’Melveny & Myers LLP and Walter Jospin and Karen Leach of Paul, Hastings, Janofsky & Walker LLP served as FATS’ counsel in the transaction and Houlihan Lokey Howard & Zukin Financial Advisors, Inc. served as its financial advisor. Meggitt was advised by Barry Dastin of Kaye Scholer LLP, and Rothschild Inc. served as its financial advisor.

About FATS:

FATS is a leading technology company providing fully-integrated, simulated training to professional military and law enforcement personnel. Utilizing quality engineered weapon simulators, FATS’ state-of-the-art virtual training solutions offer judgmental, tactical and combined arms experiences. The Company serves domestic and international customers from its headquarters in Suwanee, Ga. and has branch offices in Australia, Canada, the Netherlands and the United Kingdom. The ISO-certified company was founded in 1984. At the end of its 2006 fiscal year, FATS reported revenues of $78.5 million.

About Meggitt:

The Meggitt group designs and makes high performance components and systems for aerospace and defence with capabilities in sensors, engine condition monitoring, avionics, air data systems, fire-proof cabling, ignition, environmental and fluid control, brakes and wheels and anti-skid systems, aerial and ground targetry, countermeasures and ammunition-handling. The group’s specialist capability is also deployed in the medical, mainstream industrial, test-engineering and transportation markets. At the end of its 2005 fiscal year, Meggitt PLC reported revenues of approximately $1.16 billion. North America accounts for just over half of Meggitt PLC’s sales. Meggitt-USA is the US subsidiary of Meggitt PLC.

Additional Information About the Merger and Where to Find It:

This communication is being made in respect of the proposed merger transaction involving Firearms Training Systems, Inc. and Meggitt-USA, Inc. FATS will promptly file with the SEC a current report on Form 8-K, which will include the merger agreement and related documents. In addition, FATS will file an information statement with the SEC in connection with the transaction and mail the final information statement to FATS stockholders. FATS stockholders are urged to read the information statement carefully when it becomes available because it will contain important information about Meggitt, FATS and the proposed merger. In addition to receiving the information statement by mail, stockholders will also be able to obtain the information statement, as well as other filings containing information about FATS, without charge, from the SEC’s website (http://www.sec.gov) or, by contacting Investor Relations at FATS at the number listed above. This announcement is neither a solicitation of proxy, an offer to purchase, nor a solicitation of an offer to sell shares of FATS.

Forward Looking Statements Disclosure:

Except for financial information contained in this press release, the matters discussed may consist of forward-looking statements under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking statements, including statements regarding future events or the future financial performance of the Company, is necessarily subject to a number of risks and other factors which could cause the actual results to differ materially from those contained in the forward-looking statements. Among such factors including those discussed above are: general business and economic conditions; the Company’s success in competing for new contract awards; customer acceptance of and demand for the Company’s new products; receipt and delivery of a sufficient level of orders from new and existing customers as well as satisfactory completion of delivery of a sufficient portion of backlog; the Company’s overall ability to design, test, and introduce new products on a timely basis; the cyclical nature of the markets addressed by the Company’s products; and the risk factors listed from time to time in documents on file with the SEC. When used in this release, the words “believes,” “estimates,” “plans,” “expects,” “should,” “will,” “may,” “might,” “anticipates” or similar expressions as they relate to the Company, or its management, are intended to identify forward-looking statements. The Company, from time to time, becomes aware of rumors concerning the Company or its business. As a matter of policy, the Company does not comment on rumors. Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and unsubstantiated information regarding the Company. The Company complies with Federal and State law applicable to disclosure of information concerning the Company. Investors may be at significant risk in relying on unsubstantiated information from other sources.